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                                                                  Exhibit 11.1

                             NATURAL WONDERS, INC.
                       COMPUTATION OF PER SHARE NET LOSS
                     (In thousands, except per share data)



                                                Quarter Ended
                                        ------------------------------
                                        May 3, 1997        May 4, 1996
                                        -----------        -----------

Net loss                                  $(2,099)            $(2,212)

Weighted average common shares
  outstanding                               7,988               7,792

Per share net loss                        $ (0.26)            $ (0.28)
                                          -------             -------
                                          -------             -------


There is no material difference in the number of shares used in computing per share amounts as calculated for primary and fully diluted earnings per share.